Exhibit 99.1

Final: For Release	Company Contact:
Ronald W. Ristau
President and
Chief Financial Officer
(212) 884-2000

Investor/Media Contact:
Integrated Corporate Relations
(203) 682-8200
Investor: Allison Malkin
Media: Kellie Baldyga

NEW YORK & COMPANY, INC. REPORTS THIRD QUARTER SALES RESULTS

Third Quarter Earnings Expected at the High End of the Guidance Range for the

New York & Company Brand

Full Year Guidance for the New York & Company Brand Reaffirmed

New York, New York — November 8, 2007 — New York & Company, Inc. [NYSE:NWY] is a specialty apparel chain with 568 New York & Company retail stores.  On October 18, 2007, the Company announced that following a thorough review of strategic alternatives for its JasmineSola store concept, the Company has decided to exit the 23 store JasmineSola chain by the end of the fourth quarter of fiscal 2007.  As a result of the exit strategy, the Company is reporting consolidated net sales and providing supplemental information for the New York & Company brand and the JasmineSola brand separately, for the third quarter of fiscal 2007 and the year-to-date period.

Third Quarter Sales Results

Consolidated net sales for the thirteen-week period ended November 3, 2007 increased 5.9% to $287.0 million, as compared to $270.9 million for the thirteen-week period ended October 28, 2006.

•                  New York & Company net sales for the thirteen-week period ended November 3, 2007 increased 6.3% to $276.4 million, as compared to $260.0 million for the thirteen-week period ended October 28, 2006.  Comparable store sales for the New York & Company brand decreased (4.8)% for the thirteen-week period ended November 3, 2007, as compared to a comparable store sales increase of 0.6% for the thirteen-week period ended October 28, 2006.

•                  JasmineSola net sales for the thirteen-week period ended November 3, 2007 decreased (2.9)% to $10.6 million, as compared to $10.9 million for the thirteen-week period ended October 28, 2006.

Year-to-Date Sales Results

Consolidated net sales for the thirty-nine-week year-to-date period ended November 3, 2007 increased 7.8% to $865.3 million, as compared to $802.9 million for the thirty-nine-week year-to-date period ended October 28, 2006.

•                  New York & Company net sales for the thirty-nine-week year-to-date period ended November 3, 2007 increased 7.7% to $835.5 million, as compared to $776.0 million for the thirty-nine-week year-to-date period ended October 28, 2006.  Comparable store sales for the New York & Company brand decreased (0.3)% for the thirty-nine-week year-to-date period ended November 3, 2007, as compared to a decrease of (4.4)% for the thirty-nine-week year-to-date period ended October 28, 2006.

•                  JasmineSola net sales for the thirty-nine-week year-to-date period ended November 3, 2007 increased 10.8% to $29.8 million, as compared to $26.9 million for the thirty-nine-week year-to-date period ended October 28, 2006.

Richard P. Crystal, Chairman and CEO stated: “We executed our strategy well, maximizing profitability driven by our efforts to control inventory and manage expenses in a challenging business environment.  While comparable store sales declined for the quarter, transactions per average store were essentially even with the prior year demonstrating the continued favorable response to our merchandise offerings particularly in the pant, dress, skirt and jacket categories.  Additionally, we continue to substantially exceed our expectations for the E-Commerce business.  As we begin the fourth quarter, our inventory is down by (6.0)% on an average store basis versus a year ago, and is well under control.  We believe this, as well as diligent expense management, positions us well to continue to maximize profitability and achieve our guidance for the year.”

For the New York & Company brand, the Company opened 12 new stores and closed one store during the quarter, ending the quarter with 568 stores and 3.3 million selling square feet in operation.

Guidance Update

The Company currently expects net earnings per diluted share for the ongoing New York & Company brand to be at the high end of its previously issued guidance range of $0.03 to $0.07 for the third quarter and within the previously issued guidance of $0.47 to $0.58 for the full year. The Company expects the JasmineSola brand operating loss and exit costs to be within previously issued guidance ranges.

The Company plans to report third quarter results on November 20, 2007.

Conference Call Information

To listen to New York & Company’s pre-recorded third quarter sales message beginning today, Thursday, November 8, 2007 at 8:00 am EST, please dial (877) 519-4471 followed by the conference identification number #9614718.

Forward Looking Statements: This press release contains certain forward looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,”

 “intend,” “estimate,” “expect,” “explore”, “continue,” “could,” “may,” “plan,” “project,” “predict”, and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to:  (i) our ability to open and operate stores successfully and the possible lack of availability of suitable locations on acceptable terms; (ii) seasonal fluctuations in our business; (iii) our ability to anticipate and respond to fashion trends, develop new merchandise and launch new product lines successfully; (iv) general economic conditions, consumer confidence and spending patterns; (v) our dependence on mall traffic for our sales; (vi) the susceptibility of our business to extreme and/or unseasonable weather conditions; (vii) our ability to retain, recruit and train key personnel; (viii) our reliance on third parties to manage some aspects of our business; (ix) changes in the cost of raw materials, distribution services or labor, including federal and state minimum wage rates; (x) our reliance on foreign sources of production, including the disruption of imports by labor disputes, political instability, legal and regulatory matters, duties, taxes, other charges and quotas on imports, local business practices, potential delays in shipping and related pricing impacts and political issues and fluctuation in currency and exchange rates; (xi) the potential impact of natural disasters and health concerns relating to outbreaks of widespread diseases, particularly on manufacturing operations of our vendors; (xii) the ability of our manufacturers to manufacture and deliver products in a timely manner while meeting our quality standards; (xiii) our ability to efficiently execute our exit strategy related to the JasmineSola business; (xiv) our ability to service any debt we incur from time to time as well as our ability to maintain the requirements that the agreements related to such debt impose upon us; (xv) the potential impact of national and international security concerns on the retail environment, including any possible military action, terrorist attacks or other hostilities; (xvi) our reliance on manufacturers to maintain ethical business practices; (xvii) our ability to protect our trademarks and other intellectual property rights; (xviii) our ability to maintain and our reliance on our information systems infrastructure; (xix) our dependence on the success of our brand; (xx) competition in our market, including promotional and pricing competition; (xxi) our reliance on the effective use of customer information; (xxii) the effects of government regulation; (xxiii) the control of our company by our sponsors; and (xxiv) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

About New York & Company, Inc.

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of New York & Company retail stores and online at www.nyandcompany.com. The Company currently operates 568 New York & Company retail stores in 44 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.